Exhibit 99.1

FOR IMMEDIATE RELEASE

ITRON “OPENWAY” CHOSEN FOR SOUTHERN CALIFORNIA EDISON’S SMARTCONNECT METERING SYSTEM

LIBERTY LAKE, Wash., Dec. 20, 2007 — Itron, Inc. (NASDAQ:ITRI) has reached an agreement with Southern California Edison (SCE) to deploy Itron’s OpenWayTM meter and communications system as part of SCE’s Edison SmartConnect metering program.

OpenWay by Itron is a standards-based, open-architecture smart metering solution that features two-way wireless communication to state-of-the-art electricity meters at homes and small businesses. OpenWay is designed to meet a broad set of customer energy management requirements, such as real-time energy communication to thermostats, information displays and energy smart appliances using ZigBee™ technology.

“SCE has been a leader in the electric industry on smart metering and has been an important Itron customer for more than two decades, so we are very excited to be working with the company on Edison SmartConnect,” said LeRoy Nosbaum, Itron chairman and CEO. “We look forward to being a part of SCE’s plans.”

The Edison SmartConnect program is a key component of SCE’s leadership in managing increasing demand for electricity from customers and providing environmental leadership through energy efficiency, demand management, electric transportation and smart technologies. Edison plans to automate 5.3 million meters from 2009 through 2012.

“This agreement with Itron marks an important milestone in the advancement of Edison SmartConnect,” said Lynda Ziegler, SCE’s senior vice president of customer service. “OpenWay’s flexibility and advanced technology is a terrific example of how companies are rising to the challenge to enable consumers to make more sophisticated energy choices.”

About Itron
Itron is a leading technology provider and critical source of knowledge to the global energy and water industries. Itron operates in two divisions; as Itron in North America and as Actaris outside of North America. The company is the world’s leading provider of metering, data collection and software solutions, with nearly 8,000 utilities worldwide relying on our technology to optimize the delivery and use of energy and water. Itron delivers industry leading solutions for electricity, gas and water utilities by offering meters; data collection and communication systems, including automated meter reading and advanced metering infrastructure; meter data management and utility software applications; as well as comprehensive project management, installation and consulting services. To know more, start here: www.itron.com.

About Southern California Edison
An Edison International (NYSE:EIX) company, Southern California Edison is the largest electric utility in California, serving a population of more than 13 million via 4.8 million customer accounts in a 50,000-square-mile service area within central, coastal and Southern California.

For more information on Edison SmartConnect, please visit www.sce.com/smartconnect.

For additional information, including answers to frequently asked questions about the agreement go to:  www.itron.com/pages/investors.asp and choose SEC Filings.

For additional information, contact:
Deloris Duquette
Vice President, Investor Relations and Corporate Communications
(509) 891-3523
deloris.duquette@itron.com